CHASE CORPORATION
                       50 Braintree Hill Park
                   Braintree, Massachusetts 02184
                      Telephone (781) 848-2810

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
  Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m., Tuesday, January 20, 1998 in the second floor conference room at 50 Braintree Hill Office Park, Braintree, Massachusetts 02184 for the following purposes:
  (1) To elect the members of the Board of Directors of the corporation; and

  (2) To transact such other business as may properly come before the meeting.

  Only shareholders of record on the books of the corporation at the close of business on December 1, 1997 are entitled to notice of and to vote at the meeting.

  The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.


                                        By order of the Board of Directors,



                                        GEORGE M. HUGHES
                                        Clerk


December 15, 1997





SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ACCOMPANYING
PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                          CHASE CORPORATION
                       50 Braintree Hill Park
                   Braintree, Massachusetts 02184
                      Telephone (781) 848-2810
                           PROXY STATEMENT
                          December 15, 1997

  The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 20, l998. The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by
telephone.   The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Unless the proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, proxies will be voted to elect the directors nominated by the Board of Directors.
  On December 1, l997, the Company had outstanding 3,843,168 shares of Common Stock, $0.10 par value (the "Common Stock"), which is its only class of voting stock. Shareholders of record at the close of business on December 1, l997 are entitled to vote at the meeting. With respect to all matters that will come before the meeting, each shareholder may cast one vote for each share registered in his or her name on the record date. A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.
  The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 15, l997. The Company's annual report for fiscal l997 will be sent to shareholders on the same date.

               Principal Holders of Voting Securities
  The following table sets forth certain information regarding ownership of the Company's Common Stock as of December 1, l997, by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and (ii) all officers and directors of the Company as a group.

                                 Number of Shares         Percent of
Beneficial Owner(a)            Beneficially Owned(b)        Class

Edward L. Chase...............    1,546,272(c)              38.5%
    39 Nichols Rd.
    Cohasset, MA 02025
Peter R. Chase................      399,965                 10.0%
    305 Grange Park
    Bridgewater, MA 02324
All current officers and
    directors as a group......    2,087,366                 51.9%
    (8 persons)

  (a) Information regarding ownership of the Company's Common Stock by the directors of the Company is set forth on pages 2 and 3 under the heading "Election of Directors."
  (b) Includes shares subject to stock options exercisable within the 60-day period following December 1, l997. See "Election of Directors."
  (c) Includes 1,614 shares owned of record by Mr. Chase's spouse. Mr. Chase has shared power to direct voting or disposition, or both, of such shares. As to balance of the shares, Mr. Chase has sole voting and investment power.


Arrangements Regarding the Election of Directors
  The Company's by-laws provide that for so long as 10% of the Company's outstanding voting stock is owned by Edward L. Chase or his spouse, issue, or estate, or a trust for the benefit of his spouse and/or issue, then the Nominating Committee will recommend to the Board of Directors that such person or a lineal descendant of such person be elected to the Board of Directors.

                        Election of Directors
  Seven directors are to be elected at the annual meeting. The Board of Directors recommends that the seven nominees named below be elected as directors. The directors elected at the meeting will hold office until the next annual meeting and until their successors are elected and qualified. It is intended that proxies in the accompanying forms be voted in favor of electing as directors the persons named in the table below. If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.
  The affirmative vote by the holders of a majority of the securities present, or represented, and entitled to vote at the meeting is necessary to elect the nominees for election as directors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of negative votes. Broker non-votes will not be counted as present or represented for this purpose. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.


                                                               No. of Common
                                                               Shares Owned
                          Business Experience       Has Been   Beneficially on  Percent
                          During Past Five Years    a Director  December 1,       of
Name                Age    and other Directorships     Since     1997 (a)        Class

Edward L. Chase(c)   76   President Emeritus of the    1971     1,546,272(b)      38.5
                          Company since 1988; President,
                          Chief Operating Officer, and
                          Chief Financial Officer of
                          the Company from 1971 to
                          September1988; Treasurer of
                          the Company from 1984 to
                          September 1988; from 1947
                          to September 1988, Director
                          and Treasurer of Chase
                          & Sons, Inc.

                                                                No. of Common
                                                                Shares Owned
                          Business Experience       Has Been   Beneficially on   Percent
                          During Past Five Years   a Director    December 1,       of
Name                Age   and other Directorships    Since        1997 (a)       Class

Peter R.Chase(c)       49   Chief Executive of the       1993         399,965(g)      10.0
                            Company since September
                            1993 and President of the
                            Company since April 1992;
                            Chief Operating Officer of
                            the Company since September
                            1988.

Sarah  Chase(c)        39   Partner, Ley & Young, P.C.    1997          6,870(d)       0.2
                            since 1993; Associate
                            Attorney, Ley & Young,
                            P.C. 1990 - 1993.

William H. Dykstra      69  Director of Reed and Barton   1988         23,128(b)       0.6
                            Corporation since 1977;
                            Senior Vice President of
                            Finance from 1977 to
                            January 1993. Serves as
                            An active member on several
                            boards.

George M. Hughes(e)     58  Through April 1996, Partner   1984         64,523(f)       1.6
                            of Palmer & Dodge. As of
                            May 1996, Founder and
                            Principle of Hughes &
                            Associates.

Ronald Levy             59  Vice President of Arthur D.   1994         12,000(b)       0.3
                            Little, Inc., a management
                            and technology consulting
                            company, since 1987 and
                            a Director of its Technology
                            and Product Innovation
                            Practice since 1996.

Ernest E.Siegfriedt,Jr. 66  Independent business          1990          9,500(b)       0.2
                            consultant since 1988;
                            Vice President and
                            General Manager of the
                            Fasteners Division of T.R.W.,
                            Inc., a manufacturing
                            company, from 1976 to 1988.

  (a) The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. On December
1, l997, the officers and directors of the Company as a group owned beneficially 2,087,366 shares (51.9%) of the Company's outstanding Common
Stock.

  (b) Includes 7,500 shares that may be acquired within 60 days of December
1, l997 pursuant to the exercise of stock options.

  (c) Peter R. Chase, President and Chief Executive Officer of the Company, is the son and Sarah Chase is the daughter of Edward L. Chase.

  (d) Includes 5,000 shares that may be acquired within 60 days of December
1, l997 pursuant to the exercise of stock options.

  (e) Mr. Hughes is general counsel to the Company.

  (f) Includes 47,000 shares that may be acquired within 60 days of December
1, l997 pursuant to the exercise of stock options.

  (g) Includes 90,500 shares that may be acquired within 60 days of December
1, l997 pursuant to the exercise of stock options.



                 Meetings of the Board of Directors

  The Company's Board of Directors held five meetings during the fiscal year ended August 31, 1997 and each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which they served.

                Committees of the Board of Directors

  The Board has standing audit, compensation and nominating committees. All members of the committees serve at the pleasure of the Board of Directors.
The functions and current membership of each committee are as follows:

  Audit Committee. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent accountants, reviews the scope and extent of their audit of the Company's financial statements, and reviews the annual financial statements with the independent accountants and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Messrs. Dykstra, Siegfriedt and Ms. Sarah Chase. The Audit Committee held two meetings during the fiscal year ended August 31, 1997.

  Compensation Committee. The Compensation Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for officers and key employees. The members of the Compensation Committee are Messrs. Levy, Edward L. Chase and Hughes. The Compensation Committee held two meetings during the fiscal year ended August 31, 1997.

  Nominating Committee. The Nominating Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating Committee itself. The Nominating Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the Nominating Committee. The members of the Nominating Committee are
Messrs. Hughes, Levy and Dykstra. The Nominating Committee held one meeting during the fiscal year ended August 31, 1997.



                        Executive Compensation

Summary Compensation Table
                    Annual Compensation(1)             Long Term Compensation
          (a)                (b)      (c)       (d)       (e)            (f)        (g)
                                                       Restricted    Securities
                                                         Stock       Underlying   LTIP    All
                            Fiscal                       Award(s)     Warrants/   Payout  Other
Name & Principal Position    Year    Salary     Bonus     ($) (2)     Options (#) ($)     Comp(3)
 Peter R. Chase              1997   $255,120   $236,800  $337,500      ---         ---   $7,654
     President and           1996    245,200    184,500   506,250      ---         ---    7,240
     Chief Executive Officer 1995    235,280    175,700     ---       400,000(4)   ---    7,031

Everett Chadwick, Jr         1997    119,580    110,000     ---        ---         ---    3,587
     Treasurer and           1996    114,600     86,250     ---        ---         ---    3,399
     Chief Financial Officer 1995    110,070     82,240     ---        50,000(4)   ---    3,289

  (1) Annual compensation includes amounts earned in each fiscal year, whether or not deferred. Compensation is deferred pursuant to the provisions of the Chase Corporation Retirement Savings Plan. Aggregate perquisite values do not exceed the lesser of $50,000 or 10% of the reported base salary and bonus for each year. The Company does not have a Long Term Incentive Plan (LTIP) or have a program to grant Stock Appreciation Rights.

  (2) As of August 31, 1997, Peter R. Chase, the Company's Chief Executive Officer, held 250,000 shares of restricted stock having a value as of that date of $2,969,000. The shares vest on the earlier to occur of September 6, 2004 or the occurrence of a change in control as defined in the agreement between the Company and Mr. Chase with respect to the shares. Dividends are payable upon the shares when and as declared.

  (3) The amounts represent the contribution by the Company on behalf of the employees to the Chase Corporation Retirement Savings Plan.

  (4) During fiscal 1995, the Company granted Peter R. Chase and Everett Chadwick options for 400,000 and 50,000 shares, respectively, exercisable at fair market value as of the date of the grant and vesting ratably over periods of up to 10 years.



Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
 Values

                                                       Number of            Value of
                                                    Unexercised Options   Unexercised Options
                                                    @ fiscal year end      @ fiscal year end
                     Shares Acquired     Value      Exercisable/           Exercisable/
Name                 on Exercise (#)   Realized($)  Unexercisable          Unexercisable (1)
Peter R. Chase          90,000          $505,350    82,500/317,500          $680,000/$2,669,000
Everett Chadwick, Jr.   10,000          $ 86,250      420/  39,580          $  3,600/$  336,000


  (1) Market value of securities at August 31, 1997 close minus the exercise price.


Compensation Committee Report on Executive Compensation

     Recommendations on compensation for the Company's executive officers are made by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of a majority of independent nonemployee directors who have no interlocking directorships as defined by the Securities and Exchange Commission. Committee decisions are reviewed and approved by the full Board of Directors.
     The Company's executive compensation program is designed to accomplish the following objectives:
      Reward key executives at levels which are competitive with those of similar comparative companies.
      Provide incentives which are directly linked to the achievement of Company strategies, profits and enhanced shareholder values.
      Assure that the objectives for corporate and business unit performance are established and measured.
      Attract and retain executives who have the capabilities needed to assure proper growth and profitability.

  For the fiscal year ended August 31, 1997, the Company, acting through the Committee, employed three programs to compensate its senior management. These included an annual base salary program, a stock option plan and a contingent compensation program based on selected financial performance measures. Following is a description of the manner in which each program was administered during the year. It includes an explanation of the rationale for the compensation paid to the Chief Executive Officer.

Annual Base Salary Program

  Salary ranges are established for executive positions, including the named executive officers, with range midpoints equal to the median salary determined from appropriate comparative survey data provided by an independent consultant prior to the beginning of each fiscal year. The actual salary of each individual holding an executive position is determined using the Company's salary administration program as a basis and by taking into consideration the individual's qualifications, sustained performance and level of responsibility, as evaluated by the Committee. Annual adjustments in base salary are made after an analysis of the foregoing factors and aforementioned survey data showing compensation trends externally.

  The base salary for Peter R. Chase was set by the Committee using the same policies and criteria used for other executive officers of the Company. His base salary for the fiscal year ended 1997 was set at the median salary reflected in the aforementioned comparative survey data and adjusted based on the Committee's evaluation of the criteria discussed above. Corporate performance measures are used in determining bonuses rather than base salary and accordingly were not considered by the Committee in determining Mr. Chase's base salary.

Contingent Compensation Program

  Each executive officer, including the named executive officers, was eligible to earn additional contingent compensation under the Company's management incentive plan equal to a designated percentage of annual base salary. In the 1997 fiscal year, the target percentage was 30% of annual base salary for each executive officer for achieving targeted operating profit set with reference to the three prior years. Potential incentive earnings could range from 0% to 100% of annual base salary, depending upon the Company's actual performance during the year. The Company exceeded the operating profit threshold established for payment of the targeted incentive compensation in fiscal year 1997; therefore, in accordance with the plan, incentive earnings for executive officers averaged 93% of annual base salary in the last fiscal year. The incentive earnings for Peter R. Chase is also determined pursuant to the Company's management incentive plan. Pursuant to the formulas set forth in the plan, Mr. Chase's incentive compensation for fiscal year 1997 equaled 93% of his annual base salary.

Stock Options

  The Company has in effect a Plan which is designed in part to retain and provide incentives to the Company's Chief Executive and Chief Financial Officers. The Committee believes that these executives are in a position to make the most significant contribution to the Company's future success. The program is designed to recognize significant contributions and provide longer-term incentives to increase shareholder value. Under the 1995 Stock Option Plan options for 400,000 shares were granted to Peter R. Chase and 50,000 shares to Everett Chadwick. The size and structure of the awards were determined by the Committee in conjunction with advice from William H. Mercer, Incorporated acting as consultants to the Committee and advising it as to industry norms and the accomplishment of the objectives of the Company's compensation program's goals. To ensure that high levels of performance occur over the long term, the options granted vest over a period of years. All of the options have been granted with an exercise price equal to 100% of the fair market value of the Company's common stock on the grant date. Any value received from a stock option grant depends entirely on increases in the price of the Company's common stock.

Stock Awards

  The Committee considered the amount of stock and options owned by the Company's Chief Executive Officer and concluded that the ownership of additional equity in the Company by the Executive would provide a longer term incentive to add value for the Company's shareholders. The target amount of additional stock was set at 250,000 shares of restricted stock of which 150,000 shares were issued on September 7, 1995 and the remaining 100,000 shares were issued September 30, 1996. The size and structure of the award were determined in conjunction with advice from William H. Mercer, Incorporated acting as consultants to the Committee.

  The Committee, in carrying out its responsibilities, met several times in the fiscal year and reviewed performance progress during the years as well as information provided by independent compensation consultants.

                                   By the Chase Corporation
                                   Compensation Committee,


                                   Ronald Levy (Chairman)
                                   George M. Hughes
                                   Ernest E. Siegfriedt, Jr.


  401(k) Plan. The Company has a deferred compensation plan and an excess plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Any qualified employee who has attained age 21 and has been employed by the Company for at least six months may contribute a portion of their salary to the plan and the Company will match, at the rate of 50% on the dollar, such contribution up to an amount equal to three percent of such employee's yearly salary. Amounts contributed to the plan are invested and income taxes on the amounts contributed and on the investment yield are deferred until such amounts are paid to the employee upon their departure from the Company. Both the 401(k) plan and the pension plan described below were amended, effective January 1, 1989, to comply with pertinent legislation.

  Deferred Compensation; Termination of Employment Arrangements and Amendment to Certain Arrangements.

The Company has a deferred compensation agreement with a former officer, Edward L. Chase, who owns approximately 40% of the Company's outstanding Common Stock. The agreement provides for various post-retirement health and life insurance benefits and annual payments of $200,000 through August 31, 1998.

  In addition, the Company entered into an agreement with Peter R. Chase pursuant to which the Company will continue to pay Mr. Chase the equivalent of his annual compensation for two years following the termination of his employment if such termination arises in connection with a change in control of the Company. Any payments made to Mr. Chase after the first year following his termination will be offset to the extent that he receives any other compensation, through new employment or otherwise.

  Pension Plan. The Company has a defined benefit Pension Plan that covers substantially all of its employees who have attained the age of 21 and have completed six months of service. Benefits are determined based on final average base earnings (excluding bonuses, overtime, and other extraordinary amounts), covered compensation, and total years of service with the Company (up to a maximum of forty-years). Compensation covered by the plan is annual compensation, less payments on account of overtime, bonuses, or commissions, to a maximum of $160,000. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant. The following tables show estimates of annual benefits payable under the qualified plan and non-qualified excess plan upon retirement at age 65 or upon the fifth anniversary of employment, if later.


  Table 1 relates to those participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before an offset of .6% of covered compensation at the time of retirement times the number of years-of-service (up to a max. of 35 years).


Table 1:
Average Remuneration                    Years of Service at Age 65
5 highest consecutive years    10         20        30         40
$  50,000                   $  7,500   $ 15,000  $ 22,500   $ 28,250
  100,000                     15,000     30,000    45,000     56,500
  160,000                     24,000     48,000    72,000     90,400

  200,000 *                   30,000     60,000    90,000    113,000
  250,000 *                   37,500     75,000   112,500    141,250
  300,000 *                   45,000     90,000   135,000    169,500
  350,000 *                   52,500    105,000   157,500    197,750
  400,000 *                   60,000    120,000   180,000    226,000



  Table 2 relates to those participants who became employed on or after May 1, 1995 and are not covered by a collective bargaining agreement and are in the specified compensation and years-of-service classifications before any offset of .3% of covered compensation at the time of retirement times the number of years-of-service (up to a max. of 35 years).

Table  2.
Average  Remuneration                   Years of Service at Age 65
5 highest consecutive years    10         20       30          40
 $  50,000                 $  3,750   $  7,500  $ 11,250   $  14,125
   100,000                    7,500     15,000    22,500      28,250
   160,000                   12,000     24,000    36,000      45,200

   200,000 *                 15,000     30,000    45,000      56,500
   250,000 *                 18,750     37,500    56,250      70,625
   300,000 *                 22,500     45,000    67,500      84,750
   350,000 *                 26,250     52,500    78,750      98,875
   400,000 *                 30,000     60,000    90,000     113,000

*As required by Section 415 of the IRC, qualified plan payments may not provide annual benefits exceeding a maximum amount, currently $125,000. For the associate who is covered under the excess plans, amounts above this maximum will be paid under the terms of the excess plans up to the amounts shown in the table above. Pursuant to Section 401(a)(17) of the IRC, annual compensation in excess of $160,000 (for 1997) cannot be taken into account in determining qualified plan benefits.
Mr. Chase and Mr. Chadwick have
approximately 26 and 9 years of service, respectively.


Compensation of Directors. Directors who are not employees of the Company are paid an annual retainer of $6,000 plus a fee of $750 for each Board meeting they attend ($1,250 if they attend a committee meeting on the same day). Non-employee directors who are committee members receive a fee of $750 per committee meeting they attend that is not held on the same day as a directors meeting, with the Chairman receiving a fee of $1,000. Non-employee directors also are eligible to receive stock options. As authorized under the terms and provision of the company's 1995 Stock Option Plan, each director, exclusive of the Chief Executive Officer has received an option to purchase 12,500 shares which would be fully vested by January 15, 2000.

Performance Graph

 The following line graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index ("the S&P 500 Index"), and a composite peer index, weighted by market equity capitalization on companies with the Chase Corporation Standard Industrial Classification (S.I.C.) code (the "Peer Group Index"). The companies included in the Peer Group Index are American Biltrite, Inc., Lamson & Sessions Co., Plymouth Rubber Company Inc., MacDermid Inc., Bairnco Corp., and Flamemaster Corp. Cumulative total returns are calculated assuming that $100 was invested 8/31/92 in each of the Common Stock, the S&P 500 and the Peer Group Index, and that all dividends were reinvested.

                           Chase Corporation
    Comparison of 1992/1997 Cumulative Total Return Performance (a)



              1992     1993     1994      1995     1996      1997

Chase        100.0    103.8    196.4     306.1    394.9     867.7
S&P 500      100.0    115.0    121.1     146.5    173.8     243.9
Peer Group   100.0    122.4    189.4     188.3    230.7     747.5

(a) Cumulative total returns are calculated assuming dividend reinvestment at August 31.

                                Auditors

The Board of Directors has selected the firm of Livingston & Haynes, P.C., which served as auditors for the Company for the most recently completed fiscal year of the Company, to serve as auditors for the Company for the fiscal year ending August 31, 1998. Representatives of Livingston & Haynes, P.C. are expected to be present at the meeting of shareholders with an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

          Proposals of Security Holders for 1999 Annual meeting

Proposals of security holders intended to be present at the 1999 annual meeting of the Company's shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting not later than August 14, 1998.

                              Miscellaneous

The management does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therin in accordance with their judgement on such matters.

In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.


                               By order of the Board of Directors,



                               George M. Hughes
                               Clerk